UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2006

INTEGRAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-18603	52-1267968
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Philadelphia Way, Lanham, Maryland 20706-4417

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (301) 731-4233

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2006, by resolution of the Board of Directors of Integral Systems, Inc. (the “Company”), the Board of Directors fixed the number of Directors of the Company at eight (8) and elected Paul Casner to the Board of Directors as a Class III Director. Mr. Casner will serve for the remainder of the term of the Class III Directors (which expires at the annual meeting of the Company’s stockholders in 2008) and until his successor is duly elected and qualifies. Mr. Casner was also appointed to serve on the Company’s Compensation Committee. There is no arrangement or understanding between Mr. Casner and any other persons pursuant to which he was selected as a director. There were no transactions, since the beginning of the Company’s last fiscal year, nor are there any currently proposed transactions, in which the Company or any of its subsidiaries was or is to be a participant and the amount involved exceeded or exceeds $120,000, and in which Mr. Casner or any immediate family member of Mr. Casner had, or will have, a direct or indirect material interest.

The Company agreed to compensate Mr. Casner by granting him options to purchase 5,000 shares of common stock of the Company under the Company’s 2002 Stock Option Plan (as described in the Company’s Annual Report on Form 10-K filed with the SEC on December 14, 2006), which options have an exercise price of $24.31 and vest on December 18, 2007. The Company also executed an indemnification agreement with Mr. Casner. In addition, the Company will pay Mr. Casner, as an outside director of the Company, an aggregate of $24,000 per year for his services, which amount will be paid in equal quarterly installments, and an amount equal to $6,000 for each committee of the Board of Directors of the Company on which he serves, up to a maximum aggregate amount of $12,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRAL SYSTEMS, INC.

By:	/s/ Peter J. Gaffney
Peter J. Gaffney
Chief Executive Officer

Date: December 20, 2006